EXHIBIT 99.1

PRESS RELEASE
NOBLE CORPORATION PLC ANNOUNCES SECOND QUARTER 2025 RESULTS
•Approximately $380 million in new contract awards since April fleet status report, backlog stands at $6.9 billion.
•$0.50 per share cash dividend declared for Q3, eclipsing $1.1 billion in total capital returned to shareholders since Q4 2022.
•Q2 Net Income of $43 million, Diluted Earnings per Share of $0.27, Adjusted Diluted Earnings per Share of $0.13, Adjusted EBITDA of $282 million, net cash provided by operating activities of $216 million, and Free Cash Flow of $107 million.
•Guidance for 2025 updated as follows: Total Revenue reduced to $3,200 to $3,300 million ($3,250 to $3,450 million previously); Adjusted EBITDA increased to a range of $1,075 to $1,150 million ($1,050 to $1,150 million previously); and Capital Expenditures (net of reimbursements) increased to a range of $400 to $450 million ($375 to $425 million previously) due to capital associated with recent long term contract awards.
•Pacific Scirocco and Pacific Meltem disposals completed; Noble Globetrotter II, Noble Highlander, and Noble Reacher held for sale.
HOUSTON, TEXAS, August 5, 2025 - Noble Corporation plc (NYSE: NE, “Noble” or the “Company”) today reported second quarter 2025 results.

	Three Months Ended
(in millions, except per share amounts)	June 30, 2025	June 30, 2024	March 31, 2025
Total Revenue	$849	$693	$874
Contract Drilling Services Revenue	812	661	832
Net Income (Loss)	43	195	108
Adjusted EBITDA*	282	271	338
Adjusted Net Income (Loss)*	20	105	42
Basic Earnings (Loss) Per Share	0.27	1.37	0.68
Diluted Earnings (Loss) Per Share	0.27	1.34	0.67
Adjusted Diluted Earnings (Loss) Per Share*	0.13	0.72	0.26

* A Non-GAAP supporting schedule is included with the statements and schedules in this press release.
Robert W. Eifler, President and Chief Executive Officer of Noble, stated “Our second quarter results reflect resilient earnings and free cash flow delivery against a backdrop of elevated macro volatility. We have successfully achieved our integration targets and meaningfully expanded backlog in the first half of 2025, positioning Noble to continue to deliver differentiated shareholder capital returns going forward.”

Second Quarter Results
Contract drilling services revenue for the second quarter of 2025 totaled $812 million compared to $832 million in the prior quarter, with the sequential decrease driven primarily by rig utilization. Marketed fleet utilization was 70% in the second quarter of 2025 compared to 78% in the prior quarter. Contract drilling services costs for the second quarter were $502 million, up from $462 million in the prior quarter. Net income decreased to $43 million in the second quarter of 2025, down from $108 million in the prior quarter, and Adjusted EBITDA decreased to $282 million in the second quarter of 2025, down from $338 million in the prior quarter. Net cash provided by operating activities in the second quarter of 2025 was $216 million, capital expenditures were $117 million offset by proceeds from insurance claims of $7 million, and free cash flow (non-GAAP) was $107 million.
Balance Sheet & Capital Allocation
The Company's balance sheet as of June 30, 2025, reflected total debt principal value of $2 billion and cash (and cash equivalents) of $338 million.
On August 5, 2025, Noble’s Board of Directors approved an interim quarterly cash dividend on our ordinary shares of $0.50 per share for the third quarter of 2025. The $0.50 per share dividend is expected to be paid on September 25, 2025, to shareholders of record at close of business on September 4, 2025. Future quarterly dividends and other shareholder returns will be subject to, amongst other things, approval by the Board of Directors.
Operating Highlights and Backlog
Noble's marketed fleet of twenty-five floaters was 75% contracted during the second quarter, compared with 80% in the prior quarter. Recent backlog additions since last quarter have added approximately three rig years of total backlog, bringing total rig years of backlog added for the year to more than 18 years. Recent dayrate fixtures for Tier-1 drillships have been in the low to mid $400,000s, with 6th generation floater fixtures between the low $300,000s to mid $400,000s.
Utilization of Noble's thirteen marketed jackups was 61% in the second quarter, versus 74% utilization during the prior quarter. Leading edge dayrates for harsh environment jackups in the North Sea have remained somewhat stable across limited fixtures, while near-term utilization visibility is trending lower.
Subsequent to last quarter’s earnings press release, new contracts with total contract value of approximately $380 million (including additional services and mobilization payments, but excluding unexercised extension options) include the following:
•Noble Stanley Lafosse received a five-well extension with its current customer in the U.S. Gulf, extending the rig until approximately August 2027. An additional option remains for five wells at mutually agreed rates.
•Noble Viking received a contract from TotalEnergies for one well in Papua New Guinea expected to commence in Q4 2025, plus three option wells in the region. The firm contract will span approximately 47 days with an estimated value of $34.2 million, including mobilization and demobilization fees and MPD usage, but excluding any variable performance bonus.
•Noble Globetrotter I has been awarded a two-well contract with OMV in Bulgaria scheduled to commence in Q4 2025 with an estimated duration of approximately four months valued at $82 million, including mobilization and demobilization fees.
•Noble Innovator received a six-well contract with bp in the UK for the Northern Endurance Partnership CCS project expected to commence in Q3 2026 at a dayrate of $150,000 with a minimum duration of 387 days, plus options.
•Noble Resilient was awarded a 92-day, plus options, contract with Inch Cape Offshore for accommodation services in the UK scheduled to commence in August 2025 valued at $6.5 million.
•Noble Intrepid received a two-well contract with bp in the UK for the Northern Endurance Partnership CCS project expected to commence in Q2 2026 at a dayrate of $150,000 with an estimated duration of 160 days, plus options.
Backlog as of August 5, 2025, stands at $6.9 billion. Backlog excludes mobilization and demobilization revenue.

The sale of the cold stacked drillships Pacific Scirocco and Pacific Meltem closed in June and July, respectively, for combined gross proceeds of $41 million. Additionally, we have entered into a definitive agreement to sell the cold stacked jackup Noble Highlander for $65 million which is expected to close in Q3. The Noble Globetrotter II and Noble Reacher are held for sale.
Outlook
For the full year 2025, Noble updates guidance as follows: Total Revenue guidance is reduced to a range of $3,200 to $3,300 million (previously $3,250 to $3,450 million); Adjusted EBITDA is increased to a range of $1,075 to $1,150 million (previously $1,050 to $1,150 million), and Capital Expenditures (net of reimbursements) have been increased to a range of $400 to $450 million (previously $375 to $425 million) due to capital associated with recent long term contract awards.
Commenting on Noble’s outlook, Mr. Eifler stated, “Our strong first half financial results support a raising of the midpoint of the full year Adjusted EBITDA guidance range despite a persisting near term softness in spot market contracting activity and increased instances of contract extension options lapsing due to upstream capital restraint. Looking forward, the deepwater market is characterized by tangible, encouraging indicators of increasing demand levels by late 2026 and into 2027, especially throughout South America and Africa. In the meantime, we continue to manage our costs and marketed capacity judiciously.”
Due to the forward-looking nature of Adjusted EBITDA and Capital Expenditures (net of reimbursements), management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure, net income and capital expenditures, respectively. Accordingly, the Company is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to the most directly comparable forward-looking GAAP financial measure without unreasonable effort. The unavailable information could have a significant effect on Noble’s full year 2025 GAAP financial results.
Conference Call
Noble will host a conference call related to its second quarter 2025 results on Wednesday, August 6, 2025, at 8:00 a.m. U.S. Central Time. Interested parties may dial +1 800-715-9871 and refer to conference ID 31391 approximately 15 minutes prior to the scheduled start time. Additionally, a live webcast link will be available on the Investor Relations section of the Company’s website. A webcast replay will be accessible for a limited time following the call.
Contact Noble Corporation plc
Ian Macpherson
Vice President - Investor Relations
+1 713-239-6019
imacpherson@noblecorp.com
About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units focused largely on ultra-deepwater and high specification jackup drilling opportunities in both established and emerging regions worldwide. Additional information on Noble is available at www.noblecorp.com.
Forward-looking Statements
This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. All statements other than statements of historical facts included in this communication are forward looking statements, including those regarding 2025 guidance (including revenue, adjusted EBITDA and capital expenditures), the offshore drilling market and demand fundamentals, realization and timing of integration synergies, costs, the benefits or results of acquisitions or dispositions such as the acquisition of Diamond Offshore Drilling, Inc. (the “Diamond Transaction”), free cash flow expectations, capital expenditure expectations, including estimates for 2026 capital expenditures and 2026 free cash flow, capital allocation expectations, including planned dividends and share repurchases, contract backlog, including projections for the achievement of performance incentives, rig demand, expected future contracts, options or extensions on existing contracts, anticipated contract start dates, major project schedules, dayrates and duration, any asset sales, rig retirements or rig stacking, access to capital, fleet condition and utilization, and the timing and amount of insurance recoveries. Forward-looking statements involve risks, uncertainties and assumptions, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. When used in this communication, or in the documents incorporated by reference, the words “guidance,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “achieve,” “shall,” “target,” “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. Risks and uncertainties include, but are not limited to, those detailed in Noble’s most recent Annual Report on Form 10-K, Quarterly Reports Form 10-Q and other filings with the U.S. Securities and Exchange Commission. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us. With respect to our capital allocation policy, distributions to shareholders in the form of either dividends or share buybacks are subject to the Board of Directors’ assessment of factors such as business development, growth strategy, current leverage and financing needs. There can be no assurance that a dividend or buyback program will be declared or continued.
Contract Backlog
The duration and timing (including both starting and ending dates) of the customer contracts are estimates only, and customer contracts are subject to cancellation, suspension, delays for a variety of reasons, and for certain customers, reallocation of term among contracted rigs, including some beyond Noble’s control. The contract backlog represents the maximum contract drilling revenues that can be earned when only considering the contractual operating dayrate in effect during the firm contract period. The actual average dayrate will depend upon a number of factors (e.g., rig downtime, suspension of operations, etc.) including some beyond Noble’s control. The dayrates do not include revenue for mobilizations, demobilizations, upgrades, contract preparation, shipyards, or recharges, unless specifically otherwise stated. Dayrates do not generally include revenue for performance incentives, with the exception of approximately 40% assumed performance revenue realized on a combined basis under certain long-term contracts with Shell (US) and TotalEnergies (Suriname).

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating revenues
Contract drilling services	$812,077	$660,710	$1,644,505	$1,273,135
Reimbursables and other	36,575	32,134	78,634	56,793
	848,652	692,844	1,723,139	1,329,928
Operating costs and expenses
Contract drilling services	502,427	335,854	964,526	725,721
Reimbursables	28,360	23,331	60,144	41,011
Depreciation and amortization	147,085	90,770	290,222	177,468
General and administrative	34,976	39,669	70,184	65,630
Merger and integration costs	5,302	10,618	20,222	19,949
(Gain) loss on sale of operating assets, net	(4,751)	(17,357)	(4,751)	(17,357)
	713,399	482,885	1,400,547	1,012,422
Operating income (loss)	135,253	209,959	322,592	317,506
Other income (expense)
Interest expense, net of amounts capitalized	(39,997)	(11,996)	(80,464)	(29,540)
Interest income and other, net	4,712	(8,183)	6,549	(12,918)
Income (loss) before income taxes	99,968	189,780	248,677	275,048
Income tax benefit (provision)	(57,096)	5,228	(97,502)	15,441
Net income (loss)	$42,872	$195,008	$151,175	$290,489

Per share data
Basic:
Net income (loss)	$0.27	$1.37	$0.95	$2.04
Diluted:
Net income (loss)	$0.27	$1.34	$0.93	$1.99

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$338,185	$247,303
Accounts receivable, net	761,725	796,961
Prepaid expenses and other current assets	189,152	344,600
Total current assets	1,289,062	1,388,864
Property and equipment, at cost	6,999,287	6,904,731
Accumulated depreciation	(1,143,045)	(868,914)
Property and equipment, net	5,856,242	6,035,817
Other assets	521,667	540,087
Total assets	$7,666,971	$7,964,768
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$341,333	$397,622
Accrued payroll and related costs	99,595	116,877
Other current liabilities	275,045	425,863
Total current liabilities	715,973	940,362
Long-term debt	1,978,027	1,980,186
Other liabilities	344,644	384,254
Noncurrent contract liabilities	—	8,580
Total liabilities	3,038,644	3,313,382
Commitments and contingencies
Total shareholders’ equity	4,628,327	4,651,386
Total liabilities and equity	$7,666,971	$7,964,768

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net income (loss)	$151,175	$290,489
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	290,222	177,468
Amortization of intangible assets and contract liabilities, net	(8,366)	(42,850)
(Gain) loss on sale of operating assets, net	(4,751)	(17,357)
Other operating activities	59,137	(172,270)
Net cash provided by (used in) operating activities	487,417	235,480
Cash flows from investing activities
Capital expenditures	(230,117)	(307,651)
Proceeds from insurance claims	22,201	8,528
Proceeds from disposal of assets, net	16,190	(690)
Net cash provided by (used in) investing activities	(191,726)	(299,813)
Cash flows from financing activities
Borrowings on credit facilities	—	35,000
Warrants exercised	38	282
Share repurchases	(20,000)	—
Dividend payments	(160,921)	(116,581)
Withholding tax related to employee stock transactions	(9,447)	(53,627)
Finance lease payments	(12,187)	—
Net cash provided by (used in) financing activities	(202,517)	(134,926)
Net increase (decrease) in cash, cash equivalents and restricted cash	93,174	(199,259)
Cash, cash equivalents and restricted cash, beginning of period	252,279	367,745
Cash, cash equivalents and restricted cash, end of period	$345,453	$168,486

NOBLE CORPORATION plc AND SUBSIDIARIES
OPERATIONAL INFORMATION
(Unaudited)

	Average Rig Utilization (1)
	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
Floaters	70%	74%	70%
Jackups	61%	74%	77%
Total	67%	74%	73%

	Operating Days
	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
Floaters	1,705	1,800	1,138
Jackups	724	871	914
Total	2,429	2,671	2,052

	Average Dayrates
	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
Floaters	$400,802	$381,161	$435,677
Jackups	176,503	159,527	155,585
Total	$333,960	$308,898	$310,962
(1) Average Rig Utilization statistics include all marketed and cold stacked rigs.

NOBLE CORPORATION plc AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)

The following tables presents the computation of basic and diluted income (loss) per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Numerator:
Net income (loss)	$42,872	$195,008	$151,175	$290,489
Denominator:
Weighted average shares outstanding - basic	158,798	142,854	158,901	142,404
Dilutive effect of share-based awards	2,084	1,559	2,084	1,559
Dilutive effect of warrants	646	1,647	787	1,651
Weighted average shares outstanding - diluted	161,528	146,060	161,772	145,614
Per share data
Basic:
Net income (loss)	$0.27	$1.37	$0.95	$2.04
Diluted:
Net income (loss)	$0.27	$1.34	$0.93	$1.99

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
Certain non-GAAP measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles.
The Company defines “Adjusted EBITDA” as net income (loss) adjusted for interest expense, net of amounts capitalized; interest income and other, net; income tax benefit (provision); and depreciation and amortization expense, as well as, if applicable, gain (loss) on extinguishment of debt, net; losses on economic impairments; amortization of intangible assets and contract liabilities, net; restructuring and similar charges; costs related to mergers and integrations; and certain other infrequent operational events. We believe that the Adjusted EBITDA measure provides greater transparency of our core operating performance. We prepare Adjusted Net Income (Loss) by eliminating from Net Income (Loss) the impact of a number of non-recurring items we do not consider indicative of our on-going performance. We prepare Adjusted Diluted Earnings (Loss) per Share by eliminating from Diluted Earnings per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends that could otherwise be masked by the effect of the non-recurring items we exclude in the measure.
The Company also discloses free cash flow as a non-GAAP liquidity measure. Free cash flow is calculated as Net cash provided by (used in) operating activities less cash paid for capital expenditures. We believe Free Cash Flow is useful to investors because it measures our ability to generate or use cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. We may have certain obligations such as non-discretionary debt service that are not deducted from the measure. Such business needs, obligations, and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses including return of capital.
We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management team for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling costs, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted EBITDA
	Three Months Ended June 30,		Three Months Ended
	2025	2024	March 31, 2025
Net income (loss)	$42,872	$195,008	$108,303
Income tax (benefit) provision	57,096	(5,228)	40,406
Interest expense, net of amounts capitalized	39,997	11,996	40,467
Interest income and other, net	(4,712)	8,183	(1,837)
Depreciation and amortization	147,085	90,770	143,137
Amortization of intangible assets and contract liabilities, net	(915)	(22,497)	(7,450)
Merger and integration costs	5,302	10,618	14,920
(Gain) loss on sale of operating assets, net	(4,751)	(17,357)	—
Adjusted EBITDA	$281,974	$271,493	$337,946

Reconciliation of Adjusted Income Tax Benefit (Provision)
	Three Months Ended June 30,		Three Months Ended
	2025	2024	March 31, 2025
Income tax benefit (provision)	$(57,096)	$5,228	$(40,406)
Adjustments
Amortization of intangible assets and contract liabilities, net	—	101	—
Gain (loss) on sale of operating assets, net	—	2,500	—
Discrete tax items	(22,129)	(63,067)	(73,295)
Total Adjustments	(22,129)	(60,466)	(73,295)
Adjusted income tax benefit (provision)	$(79,225)	$(55,238)	$(113,701)

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income (Loss)
	Three Months Ended June 30,		Three Months Ended
	2025	2024	March 31, 2025
Net income (loss)	$42,872	$195,008	$108,303
Adjustments
Amortization of intangible assets and contract liabilities, net	(915)	(22,396)	(7,450)
Merger and integration costs	5,302	10,618	14,920
(Gain) loss on sale of operating assets, net	(4,751)	(14,857)	—
Discrete tax items	(22,129)	(63,067)	(73,295)
Total Adjustments	(22,493)	(89,702)	(65,825)
Adjusted net income (loss)	$20,379	$105,306	$42,478

Reconciliation of Adjusted Diluted EPS
	Three Months Ended June 30,		Three Months Ended
	2025	2024	March 31, 2025
Unadjusted diluted EPS	$0.27	$1.34	$0.67
Adjustments
Amortization of intangible assets and contract liabilities, net	(0.01)	(0.15)	(0.05)
Merger and integration costs	0.03	0.06	0.09
(Gain) loss on sale of operating assets, net	(0.02)	(0.10)	—
Discrete tax items	(0.14)	(0.43)	(0.45)
Total Adjustments	(0.14)	(0.62)	(0.41)
Adjusted diluted EPS	$0.13	$0.72	$0.26

Reconciliation of Free Cash Flow and Capital expenditures, net of Proceeds from insurance claims
	Three Months Ended June 30,		Three Months Ended
	2025	2024	March 31, 2025
Net cash provided by (used in) operating activities	$216,357	$106,791	$271,060
Capital expenditures	(116,581)	(132,513)	(113,536)
Proceeds from insurance claims	6,810	—	15,391
Free cash flow	$106,586	$(25,722)	$172,915